Alico Reports Third Quarter Earnings

LaBelle, FL, August 11, 2008 -- Alico, Inc. (NASDAQ:ALCO), a land management company, announced net income for the third quarter of fiscal year 2008 of $5.0 million, or $0.68 per share, compared with a net loss of $19.0 million, or $2.58 per share, during the three months ended June 30, 2007.  For the nine months ended June 30, 2008, the Company reported net earnings of $9.3 million, or $1.26 per share, compared with a net loss of $10.9 million, or $1.48 per share, for the nine months ended June 30, 2007.

Results from both periods were impacted by the IRS audit assessments.   Pretax income from continuing operations was $2.7 million, or $0.36 per share, and $9.8 million, or $1.33 per share for the three and nine months ended June 30, 2008, respectively, compared with $10.2 million, or $1.39 per share, and $24.5 million, or $3.33 per share, for the three and nine months ended June 30, 2007, respectively.

Operating revenues during the third quarter of fiscal year 2008 totaled $42.1 million, compared with $46.1 million for the three months ended June 30, 2007.  Operating revenues were $113.0 million for the nine months ended March 31, 2008, compared with $127.4 million for the nine months ended June 30, 2007.

Dan L. Gunter, President and Chief Executive Officer, noted, “We are continuing in our efforts to streamline operations, improve efficiencies and reduce costs, as well as to explore new strategic initiatives in order to increase profitability and shareholder value.  During the past quarter, we have discontinued several unprofitable ventures, settled the IRS dispute and made changes that should result in a leaner and more responsive operation.”

	Three months ended June 30,		Nine months ended June 30,
	2008	2007	2008	2007
Revenues
Agriculture:
Bowen Brothers Fruit	$17,451	$20,810	$44,294	$52,240
Citrus groves	17,528	19,640	40,679	46,729
Sugarcane	1,581	451	9,341	9,213
Cattle	3,049	2,893	6,451	8,093
Vegetables	1,522	898	5,460	3,803
Sod	404	527	877	1,577
Agriculture operations revenue	41,535	45,219	107,102	121,655
Real estate operations	1	79	3,870	3,329
Land leasing and other	542	450	1,674	1,275
Mining royalties	69	401	335	1,135

Total operating revenue	$42,147	$46,149	$112,981	$127,394

	Three months ended June 30,		Nine months ended June 30,
	2008	2007	2008	2007
Gross profit:
Agriculture:
Bowen Brothers Fruit	$856	$480	$1,715	$1,138
Citrus groves	6,052	10,613	13,054	23,477
Sugarcane	(41)	32	101	405
Cattle	(363)	253	(1,290)	607
Vegetables	130	(2)	(45)	553
Sod	(391)	367	(456)	904
Gross profit from agricultural operations	6,243	11,743	13,079	27,084
Real estate operations	(293)	125	2,143	1,931
Other	407	790	1,561	2,110
Gross profit	6,357	12,658	16,783	31,125
Profits from the sale of bulk real estate	-	239	817	1,277
Net interest and investment income	(216)	807	2,468	1,702
Corporate general and administrative and other	(3,471)	(3,494)	(10,283)	(9,561)
Discontinued operations	(816)	(206)	(927)	(282)
Income before income taxes	1,854	10,004	8,858	24,261
Provision for income taxes	(3,129)	29,025	(453)	35,199
Net Income	$4,983	$(19,021)	$9,311	$(10,938)

Addressing the divisional results for the quarter, Mr. Gunter noted that:

•
Citrus prices have declined an estimated 28% during fiscal year 2008 from their prior year levels.  For this reason, the Company expects profits from its citrus groves to be lower in fiscal year 2008 when compared with fiscal year 2007.  Prices have declined in the Florida citrus industry due to an increasing supply of citrus as groves have recovered from the damages brought on by the hurricanes of 2004 and 2005.

•	Due to rising feed and fuel costs, cattle margins have eroded considerably, causing the Company to write down its cattle inventory by $0.4 million, to its net realizable value.

On June 30, 2008, the Company received the final Settlement Agreement related to the audits of Alico for the tax years 2000 through 2004 from the Internal Revenue Service. The terms of the IRS settlement agreement generated an income tax benefit of $5.2 million in the third quarter of fiscal year 2008.

On June 24, 2008 Florida Governor Charlie Crist announced that the South Florida Water Management District (SFWMD) was negotiating the purchase of the assets of United States Sugar Corporation (USSC).  USSC (and its subsidiary Southern Gardens) is the Company’s largest customer.  Under the terms of the initial proposal USSC will continue its operations for a transition period of six years.  The Company is evaluating various options regarding sugarcane production, including alternative uses for the property if determined necessary or advantageous.

Effective June 30, 2008, the Company ceased operating its Alico Plant World facility.  The Company is currently leasing the Plant World facilities to a commercial greenhouse operator and has also sold a portion of the equipment used to operate the greenhouse.   The results of Alico Plant World’s operations have been reported as discontinued operations.

Also effective as of June 30, 2008, the Company discontinued its participation in Alico-J&J, LLC a joint venture vegetable farm.  The Company is currently working to dissolve the venture and distribute the assets equitably among the members.

The Company has begun dissolution of its Agri-Insurance subsidiary, which has the effect of dissolving the Alico-Agri partnership.  The dissolutions will transfer the assets of the subsidiaries to Alico, Inc.  The costs of dissolution are not expected to be material to the Company.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:
Dan L. Gunter
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include expectations regarding the future performance of the Company’s operating divisions. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.